	FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com		Company Contact: Daniel Bernstein President (201) 432-0463

Bel Reports Third Quarter and First Nine Months Results

Third Quarter Earnings Exceed Analysts' Consensus Expectations

JERSEY CITY, New Jersey, October 26, 2007 -- Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced financial results for the third quarter and first nine months of 2007 which exceeded analysts' consensus expectations.

Third Quarter Results

Net sales for the three months ended September 30, 2007 were $66,379,000. This compares to record net sales of $73,260,000 for the third quarter of 2006. "Bel's Magnetics and Modules products performed well during the period, and were the primary driver for the sequential gain in third quarter revenue," said President Daniel Bernstein.

Net earnings for the third quarter of 2007 were $5,914,000 compared to net earnings of $7,745,000 for the third quarter of 2006.

Net earnings per diluted Class A common share were $0.47 for this year's third quarter compared to $0.62 for the year-earlier. Net earnings per diluted Class B common share were $0.50 for this year's third quarter compared to $0.66 a year ago.

Bel's third quarter income tax provision was affected by the release of an accrual resulting from the expiration of certain statutes of limitations and the finalization of certain tax audits in Asia, offset by changes in estimates for prior years' taxes, upon finalization of 2006 tax returns.

"Labor costs have increased in the PRC due to new regulations and a tight labor market. We have responded by selling several non-manufacturing properties and by closing our Macau manufacturing plant in September 2007 as part of a strategy to consolidate manufacturing in our larger, more efficient facilities. In December, we plan to close another small plant in the PRC. At the same time we continue to evaluate acquisition opportunities that have the potential to stimulate revenue growth and further enhance profitability," Bernstein said.

Nine Month Results

For the nine months ended September 30, 2007, net sales decreased 2.3% to $189,798,000 compared to $194,360,000 for the first nine months of 2006.

Net earnings for the first nine months of 2007 were $16,081,000. This compares to net earnings for the first nine months of 2006 of $20,506,000.

For the nine months ended September 30, 2007, net earnings per diluted Class A common share were $1.29 compared to $1.66 for the year-earlier period, and net earnings per diluted Class B common share were $1.37 compared to $1.75 last year.

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Bel Reports Third Quarter and First Nine Months Results
October 26, 2007
Page Two

Balance Sheet Highlights

At September 30, 2007, Bel reported cash, cash equivalents and marketable securities of approximately $106,220,000, working capital of approximately $167,762,000, a current ratio of 5.7-to-1, total long-term obligations of $17,218,000, and shareholders' equity of $235,682,000. At December 31, 2006, cash, cash equivalents and marketable securities were approximately $92,337,000, working capital was approximately $144,677,000, the current ratio was 4.5 to 1, total long-term obligations were $4,728,000, and shareholders' equity was $222,150,000. During the third quarter, Bel repurchased 114,100 Class A shares.

Conference Call

Bel has scheduled a conference call at 11:00 a.m. EDT today. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.BelFuse.com. A replay will be available after 1:00 p.m. EDT, for a period of 20 days, at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21345704 after 1:00 p.m. EDT.

About Bel

Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC-DC converters, integrated analog front end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). Bel operates facilities around the world.

Forward-Looking Statements

Except for historical information contained in this news release, the matters discussed in this press release (including the Company's plan for a plant closing) are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(table attached)

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) ( 000s omitted)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net Sales	$66,379	$73,260	$189,798	$194,360

Costs and expenses:
Cost of sales	52,288	55,809	148,778	146,058
Selling, general and administrative	8,673	9,096	27,334	28,707
Casualty loss	—	(67)	—	1,030
Gain on sale of fixed assets	(307)	—	(1,187)	—
	60,654	64,839	174,925	175,795
Income from operations	5,725	8,421	14,873	18,565
Interest expense and other costs	(1)	(8)	(125)	(53)
Gain (loss) on sale of marketable securities - net	—	—	2,508	5,151
Interest income	1,144	840	2,980	2,015

Earnings before provision for income taxes	6,868	9,253	20,236	25,678
Income tax provision	954	1,508	4,155	5,172
Net earnings	$5,914	$7,745	$16,081	$20,506
Earnings per share (2006, as restated)
Earnings per Class A common share - basic	$0.47	$0.62	$1.29	$1.66
Earnings per Class A common share - diluted	$0.47	$0.62	$1.29	$1.66
Weighted average Class A common shares outstanding
Basic	2,622	2,703	2,662	2,703
Diluted	2,622	2,703	2,662	2,703

Earnings per Class B common share - basic	$0.50	$0.66	$1.37	$1.76
Earnings per Class B common share - diluted	$0.50	$0.66	$1.37	$1.75
Weighted average Class B common shares outstanding
Basic	9,276	9,126	9,228	9,086
Diluted	9,292	9,169	9,254	9,142

CONDENSED CONSOLIDATED BALANCE SHEET DATA
( 000s omitted)

	Sep. 30,	Dec. 31,
	2007	2006
	(unaudited)	(audited)
ASSETS
Current Assets	$203,315	$186,296
Property, plant & equipment, net	40,225	44,289
Goodwill	28,117	28,117
Intangibles & other assets	16,796	9,795
Total Assets	$288,453	$268,497

LIABILITIES & EQUITY
Current liabilities	$35,553	$41,619
Non-current liabilities	17,218	4,728
Stockholders' equity	235,682	222,150
Total Liabilities & Equity	$288,453	$268,497